Contacts  :       Hicks Muse / Capstar
          Roy Winnick
          Kekst and Company

          Osborn Communications
          Thomas S. Douglas
          203 -629-0905


      CAPSTAR BROADCASTING PARTNERS TO ACQUIRE
         OSBORN COMMUNICATIONS CORPORATION

    -- Transaction represents Second acquisition for New Middle-Market Radio Initiative Sponsored by Hicks, Muse, Tate & Furst --

    DALLAS, TX and GREENWICH, CT,  July 23, 1996 -- Hicks, Muse,
    Tate & Furst Incorporated, of Dallas, a leading private investment firm, and Osborn Communications Corporation (NASDAQ:OSBN), of
    Greenwich, Connecticut, an owner/operator of diverse  media properties,
    currently including a total of 17 FM and AM stations in      mid-sized
    markets in the eastern United States , today announced the signing of a definitive agreement under which Capstar Broadcasting Partners will acquire Osborn in a transaction valued at more than $100 million. The cash merger, which values Osborn common stock outstanding at $15.375 per share, is expected to be completed by the end of the third week of February. All of the Osborn directors have agreed to vote their shares of Osborn common stock in favor of the transaction. It is the second Transaction, and brings to 50 the number of middle-market radio stations Capstar has agreed to acquire, since May 1996, when Hicks Muse announced the formation of a new middle-market radio investment initiative to be headed by radio industry veteran R. Steven Hicks.

    Upon consummation of all its pending acquisitions and dispositions, Osborn -- which was formed in 1984 by Frank D. Osborn, its President and Chief Executive Officer -- will own 11 FM and 6 AM radio stations in the following markets: Wheeling, West Virginia ( 4 FM and 2 AM, including its heritage stations WWVA-AM and WOVK-FM); Fort Myers-Naples, Florida (2 FM/1 AM); Gadsden,
    Alabama (1 FM/1 AM): Asheville, North Carolina (1 FM/1 AM); and Dayton/Springfield, Ohio, where Osborn owns an FM station operated under an LMA (local marketing agreement) by another company.

    The acquisition of Osborn is the second for Capstar since launching its initiative to acquire, in leveraged transactions, up to $1 billion of middle-market radio station properties. On June 24, Capstar announced that it had signed a definitive agreement to aquire
    Commodore Media, Inc. a Privately held company based in New York
    City that owns and operates, or provides sales and marketing services for, 33 radio stations (19 FM/14 AM) in six medium-sized markets.
    That transaction was valued at approximately $200 million, including debt and equity.

    As previously announced, Hicks Muse has agreed to commit $100 million of equity capital to this miidle-market radio investment initiative. Having completed his commitments to SFX Broadcasting, Inc., where he served until recently as President and Chief Executive Officer, R. Stevens Hicks has assumed responsibility for this effort, which will now be known as Capstar Broadcasting Partners. Mr.
    Hicks is a brother of Hicks Muse Chairman and Chief Executive
    Officer Thomas O. Hicks.
    Under terms of the agreement, Osborn Communications will maintain its corporate identity as an autonomous subsidary, and will continue to operate under the direction of Mr. Osborn, who will maintain a substantial equity stake in the company.

    Thomas O. Hicks, Chairman and Chief Executive ofiicer of Hicks Muse, said: "Osborn Communications adds another jewel to the crown in our initiative to build a major group of middle-market radio properties under the Capstar banner. We look forward to working with Frank
    Osborn and his colleagues at Osbourne Communications, who will continue to operate their radio stations and will function as our partners as we seek to take maximum advantage of the investment and operation oppurtunities created by the new Telecommunications Act for the benefit of our investors and business partners"

    R. Steven Hicks, Chairman and Chief Executive Officer of Capstar, said: "I am tremendously pleased to be partnering with my brother Tom and his colleagues at Hicks Muse at this exciting time in the history of the American radio industry. Osborn Communications and Commodore
    Media are both premier radio enterprises that set a high standard for the further transactions w plan to pursue. I believe the future of Capstar, and of the American radio industry, is very bright."

    Mr. Osborn siad: "I've been very impressed by the expertise of Steve Hicks and by the commitment of Tom Hicks and his colleagues at Hicks Muse to build the value of Osborn and of Capstar. I am pleased to be joint Commodore Media in the Capstar family. Together, we intend to achieve the leading position among radio groups focusing on mid-sized markets."

    Bankers Trust Company acted as advisor to Hicks, Muse, Tae & Furst for the proposed transaction. Alex, Brown & Sons acted as financial advisor to the Board of Directors of Osborn and has rendered its opinion that the transaction is fair from a financial point of view to the stocvkholders of Osborn. In addition, Robert Chaisson is a broker in the transaction.

    Consummation of the merger is conditioned upon, among other things, approval of the transaction by the stockholders of Osborn and Federal Communications Commission approval of the change of control of Osborn.

    Osborn Communications is principally engaged in the operation of radtion stations. Osborn also owns Muzak franchises in Atlanta, Macon and Albany, Georgia, and in Fort Myers, Florida, and a country music entertainment complex in the Wheeling, West Virgina area. For its fiscal year ended December 31, 1995, Osborn report net income of $27 millio n on net revenues of $39.1 million.

    Hicks, Muse, Tate & Furst Incorporated, with offices in Dallax, New York, St. Louis and Mexico City, is a leading private investment firm, with more than 50 transactions completed or pending since 1989 having an aggregate value approaching $6 billion.